                                                                         ANNEX B

                          NIELSEN MEDIA RESEARCH, INC.
                                299 PARK AVENUE
                            NEW YORK, NEW YORK 10171
                                 (212) 708-7500
                       INFORMATION STATEMENT PURSUANT TO
                        SECTION 14(F) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

    This Information Statement ("Information Statement") is being mailed on or about August 20, 1999, as part of the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to the holders of shares of common stock, $.01 par value per share, of the Company (the "Shares"). You are receiving this Information Statement in connection with the possible election of persons designated by Parent to a majority of the seats on the Company's Board of Directors. Pursuant to the Merger Agreement, Purchaser commenced the Offer on August 20, 1999. The Offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, September 17, 1999, unless the Offer is extended. You are urged to read this Information Statement carefully. You are not, however, required to take any action. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Schedule 14D-9. The information contained in this Information Statement or incorporated by reference herein concerning Parent, Purchaser, or their respective officers, directors, representatives or affiliates or actions or events with respect to any of them, was provided by Parent or Purchaser, and the Company takes no responsibility for such information.

                   GENERAL INFORMATION REGARDING THE COMPANY

GENERAL

    The Shares are the only class of voting securities of the Company outstanding. The holders of a majority of the outstanding Shares represented in person or by proxy will constitute a quorum. Each stockholder is entitled to one vote per share assuming the presence of a quorum, the affirmative vote of a plurality in interest of the stockholders present in person or by proxy and entitled to vote thereon is required to elect directors. As of August 18, 1999, there were 57,688,294 Shares outstanding and 20,925,842 Shares were reserved pursuant to the exercise of options (of which there are options to purchase 12,667,686 Shares outstanding).

PARENT'S DESIGNEES

    The Merger Agreement provides that, promptly upon the consummation of the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board as is equal to the product of the total number of directors on the Company's Board (determined after giving effect to any increase in the size of such Board pursuant to this sentence) multiplied by the percentage that the number of Shares beneficially owned by Purchaser at such time bears to the total number of Shares then outstanding; provided that in no event shall Parent's designees (the "Designees") constitute less than a majority of the entire Board of Directors. In futherance thereof, the Company shall, upon the request of Parent, promptly use its reasonable best efforts to secure the resignations of such number of its existing directors or increase the size of the Company's Board; PROVIDED, HOWEVER, that prior to the Effective Time the Company and Parent shall use their respective best efforts to ensure that at least two of the members of the Board shall at all times prior to the consummation of the Merger be directors of the Company who were directors of the Company on August 15, 1999.

    Parent has informed the Company that it will choose the Designees from the directors and executive officers of certain affiliates of Parent listed in
Schedule I attached hereto. Parent has informed the Company that each of the directors and executive officers listed in Schedule I has consented to act as a director if so designated. The business address of Parent and Purchaser is 1515 Broadway, New York, New York 10036.

    It is expected that the Designees may assume office at any time following the purchase by Purchaser pursuant to the Offer of such number of Shares representing not less than a majority of the outstanding shares of Common Stock on a fully-diluted basis and that upon assuming office Designees will thereafter constitute at least a majority of the Company's Board of Directors.

                        DIRECTORS AND EXECUTIVE OFFICERS

THE CURRENT MEMBERS OF THE BOARD

    The Company's Board of Directors currently consists of eight members. The names of the current directors, their ages as of August 15, 1999 and certain other information about them are set forth below. As indicated above, some of the current directors may resign effective immediately following the purchase of the Shares by the Purchaser pursuant to the Offer.

                             POSITIONS         DIRECTOR              PRINCIPAL OCCUPATIONS
        NAME                 WITH NMR            SINCE               DURING LAST FIVE YEARS                AGE
---------------------  ---------------------  -----------  ------------------------------------------      ---
William G. Jacobi      Chairman;                    1998   Chairman, 11/96 to present                          55
                         Director                          Chairman, IMS International,
                                                             Westport, CT (health care information
                                                             services), 2/95 to 12/97

                                                           Executive Vice President,
                                                             Cognizant Corporation, Westport, CT
                                                             (information services), 9/96 to 12/97
                                                             Executive Vice President, The Dun &
                                                             Bradstreet Corporation, Wilton, CT
                                                             (information services), 2/95 to 10/96

                                                           Senior Vice President, The
                                                             Dun & Bradstreet Corporation, 7/93 to
                                                             2/95

John A. Dimling        President and                1998   President and                                       61
                         Chief Executive                     Chief Executive Officer, 7/98 to present
                         Officer; Director                 President and Chief Operating Officer,
                                                             7/93 to 7/98

                               OTHER
        NAME               DIRECTORSHIPS
---------------------  ---------------------
William G. Jacobi      R.H. Donnelley
                       Corporation
John A. Dimling        None

                             POSITIONS         DIRECTOR              PRINCIPAL OCCUPATIONS
        NAME                 WITH NMR            SINCE               DURING LAST FIVE YEARS                AGE
---------------------  ---------------------  -----------  ------------------------------------------      ---
M. Bernard Puckett     Director                     1998   Private Investor, 1/96 to present                   54
                                                           President and Chief
                                                             Executive Officer, Mobile
                                                             Telecommunication Technologies Corp.,
                                                             Jackson, MS (telecommunications), 5/95
                                                             to 1/96
                                                           President and
                                                             Chief Operating Officer, Mobile
                                                             Telecommunication Technologies Corp.,
                                                             1/94 to 5/95

James R. Craigie       Director                     1998   President and                                       45
                                                             Chief Executive Officer, Spalding Sports
                                                             Worldwide, Inc., Chicopee, MA (sporting
                                                             goods), 12/98 to present

                                                           Executive Vice President
                                                             and President, Beverage and Desserts
                                                             Division, Kraft Foods, Rye Brook, NY
                                                             (food services), 10/97 to 12/98

                                                           Executive Vice President
                                                             and General Manager, Beverage Division,
                                                             Kraft Foods, 11/94 to 9/97

                                                           Executive Vice President
                                                             and General Manager, Dinners and
                                                             Enhancers Division, Kraft Foods, 2/94 to
                                                             10/94

                                                           Vice President and
                                                             General Manager, Pollio Dairy Products,
                                                             Mineola, NY (food services), 3/93 to
                                                             1/94

Peter A. Lund          Director                     1998   Private Investor, 6/97 to present                   58
                                                           President and
                                                             Chief Executive Officer, CBS Television
                                                             and Cable Group, New York, NY
                                                             (broadcasting), 1/97 to 6/97

                                                           President and
                                                             Chief Executive Officer, CBS Inc., New
                                                             York, NY (broadcasting), 11/95 to 1/97

                                                           Executive Vice President,
                                                             CBS Broadcast Group, and President, CBS
                                                             Television Network, New York, NY
                                                             (broadcasting), 10/90 to 11/95

                               OTHER
        NAME               DIRECTORSHIPS
---------------------  ---------------------
M. Bernard Puckett     P-Com, Inc.; R.R.
                       Donnelley & Sons
                       Company; IMS Health
                       Incorporated
James R. Craigie       None
Peter A. Lund          None

                             POSITIONS         DIRECTOR              PRINCIPAL OCCUPATIONS
        NAME                 WITH NMR            SINCE               DURING LAST FIVE YEARS                AGE
---------------------  ---------------------  -----------  ------------------------------------------      ---

Michael D. Moore       Director                     1998   Media Consultant, 1/99 to                           61
                                                           present
                                                           Executive Vice President and Director of
                                                             Media Development, The MacManus Group,
                                                             Inc., New York, NY (communications
                                                             holding company, with D'Arcy Masius
                                                             Benton & Bowles, Inc. a major holding),
                                                             1/98 to 12/98

                                                           Executive Vice President and
                                                             Worldwide Media Director, D'Arcy Masius
                                                             Benton & Bowles, Inc., New York, NY
                                                             (advertising agency), 1993 to 12/97

Ronald Townsend        Director                     1999   Consultant, 10/96 to present                        57
                                                           President Gannett Television Group,
                                                             Arlington, VA (broadcasting),
                                                             5/89 to 10/96

Robert E. Weissman     Director                     1998   Chairman and                                        59
                                                             Chief Executive Officer, IMS Health
                                                             Incorporated, Westport, CT (health care
                                                             information services), 6/98 to present

                                                           Chairman and
                                                             Chief Executive Officer, Cognizant
                                                             Corporation, Westport, CT (information
                                                             services), 9/96 to 6/98

                                                           Chairman and
                                                             Chief Executive Officer, The Dun &
                                                             Bradstreet Corporation, Wilton, CT
                                                             (information services), 4/95 to 10/96

                                                           President and
                                                             Chief Executive Officer, The Dun &
                                                             Bradstreet Corporation, 1/94 to 3/95

                               OTHER
        NAME               DIRECTORSHIPS
---------------------  ---------------------
Michael D. Moore       None
Ronald Townsend        BankAmerica
                       Corporation; ALLTEL
                       Corporation
Robert E. Weissman     State Street
                       Corporation;
                       IMS Health
                       Incorporated

COMMITTEES OF THE BOARD AND MEETINGS

    The Audit Committee of the Board of Directors reviews the scope of the internal audit activities of the Company's independent public accountants and the auditors' evaluation of internal controls and receives an annual summary of the results of such audits. It also reviews the scope of the audit of the Company's consolidated financial statements by the independent public accountants and their report on the audit. The Committee also recommends the appointment of the Company's independent public accountants to the full Board. The Committee consists of Messrs. Lund (Chairman), Craigie and Moore. The Audit Committee held one meeting during 1998. Mr. Townsend was appointed to the Audit Committee in 1999.

    The Compensation and Benefits Committee of the Board of Directors establishes and revises all compensation arrangements for certain executives of the Company consistent with the executive compensation philosophy adopted by the Board of Directors. The Committee also has authority to administer the Company's executive benefit plans and to establish and review the policies regarding executive and all other benefit programs. The

Committee consists of Messrs. Puckett (Chairman), Craigie and Moore. The Compensation and Benefits Committee held two meetings during 1998.

    While the Board has no nominating committee, stockholders' recommendations for nominees will be considered by the full Board. You may recommend nominees by submitting the names in writing to: Stephen J. Boatti, Senior Vice President, Chief Legal Officer and Secretary, Nielsen Media Research, Inc., 299 Park Avenue, New York, New York 10171. The Company's By-laws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an Annual or Special Meeting.

    Three meetings of the Board of Directors were held during 1998. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the Committees of the Board on which the director serves, except for Mr. Craigie, who attended 2 of 6 Board and Committee meetings.

                      INFORMATION ABOUT EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

    The following individuals currently serve as executive officers of the
Company:

                                                                                PRINCIPAL OCCUPATION DURING LAST FIVE
                 NAME                                  POSITION                        YEARS AND DIRECTORSHIPS
--------------------------------------  --------------------------------------  --------------------------------------
John A. Dimling.......................  President and Chief Executive           President and Chief Executive Officer,
                                          Officer; Director                     July 1998 to present; President and
                                                                                Chief Operating Officer, July 1993 to
                                                                                June 1998

Thomas W. Young.......................  Executive Vice President and            Executive Vice President and Chief
                                          Chief Financial Officer               Financial Officer, February 1998 to
                                                                                present; Senior Vice President and
                                                                                Controller, The Dun & Bradstreet
                                                                                Corporation, April 1992 to October
                                                                                1996

Barry P. Cook.........................  Senior Vice President and Chief         Senior Vice President and Chief
                                          Research Officer                      Research Officer, November 1990 to
                                                                                present

Stuart J. Goldshein...................  Vice President and Controller           Vice President and Controller, July
                                                                                1998 to present; Assistant Controller,
                                                                                Cognizant Corporation, November 1996
                                                                                to June 1998; Assistant Controller,
                                                                                The Dun & Bradstreet Corporation, 1991
                                                                                to October 1996

Stephen J. Boatti.....................  Senior Vice President, Chief            Senior Vice President, Chief Legal
                                          Legal Officer and Secretary           Officer and Secretary, July 1998 to
                                                                                present; Associate General Counsel,
                                                                                Cognizant Corporation, November 1996
                                                                                to June 1998; Associate General
                                                                                Counsel, The Dun & Bradstreet
                                                                                Corporation, 1993 to October 1996

                                                                                PRINCIPAL OCCUPATION DURING LAST FIVE
                 NAME                                  POSITION                        YEARS AND DIRECTORSHIPS
--------------------------------------  --------------------------------------  --------------------------------------
Robert A. Lane........................  Vice President Finance and              Vice President-Finance and Treasurer,
                                          Treasurer                             July and Treasurer 1998 to present;
                                                                                Vice President-- Finance and Planning,
                                                                                July 1992 to June 1998

Anita M. Rubino.......................  Senior Vice President and Chief         Senior Vice President and Chief Human
                                          Human Resources Officer               Resources Officer, July 1998 to
                                                                                present; Vice President-- Human
                                                                                Resources, May 1994 to June 1998; Vice
                                                                                President-- Organizational
                                                                                Development, Marketing Information
                                                                                Services Division, The Dun &
                                                                                Bradstreet Corporation, May 1993 to
                                                                                May 1994

John A. Loftus........................  Senior Vice President and Chief         Senior Vice President and Chief
                                          Communications Officer                Communications Officer, July 1998 to
                                                                                present; Vice President--
                                                                                Communications, April 1990 to June
                                                                                1998

William G. Jacobi.....................  Chairman; Director                      Chairman, November 1996 to present;
                                                                                Chairman, IMS International, February
                                                                                1995 to December 1997; Executive Vice
                                                                                President, Cognizant Corporation,
                                                                                September 1996 to December 1997;
                                                                                Executive Vice President, The Dun &
                                                                                Bradstreet Corporation, February 1995
                                                                                to October 1996; Senior Vice
                                                                                President, The Dun & Bradstreet
                                                                                Corporation, July 1993 to February
                                                                                1995; Director R.H. Donnelly
                                                                                Corporation

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION

    This report provides an explanation of the philosophy underlying the Company's Executive Compensation Program and also describes how decisions were implemented regarding the compensation paid by the Company to John Dimling, President and Chief Executive Officer. The Compensation and Benefits Committee (the "Committee") of the Board of Directors reviews and approves compensation for senior executives of the Company, including the Chief Executive Officer and the other executives whose compensation is described in this Information Statement. The Committee is composed entirely of outside directors and has been advised by independent experts experienced in the design and implementation of executive compensation arrangements.

    Prior to July 1, 1998, the Company was a subsidiary of Cognizant Corporation ("Cognizant") and compensation decisions were based on Cognizant's executive compensation philosophy. This report describes the compensation philosophy implemented by the Company since it became an independent public company on July 1, 1998.

    EXECUTIVE COMPENSATION PHILOSOPHY

    The Committee and the Board of Directors of the Company believe that a key to building stockholder value is to closely align the financial interests of the Company's executives and employees with those of stockholders and potential investors. Moreover, we believe that top-caliber executives and employees who can develop and deliver high-quality, innovative and accurate products and services, and deliver customer satisfaction, will ultimately drive increased stockholder value.

    The Company has developed compensation and benefits programs for executives and employees within a total compensation framework. Total compensation opportunities are weighted heavily towards short-term cash incentives and long-term stock option incentives. These incentives place a major portion of senior executives' compensation at risk, to assure a sharp and continuing focus on building stockholder value.

    Annual cash incentives are variable and are tied to corporate financial performance. Stock options focus on creating and sustaining stockholder value long-term and serve as the primary source of future compensation growth opportunity for executives. Executives will be expected to hold stock, and the Company's stock option program is intended to help accomplish that objective.

    Total compensation opportunities for the Company's executives are established based on practices of companies that are likely to compete for the services of our executives. This enables the Company to attract and retain high quality executives, who are critical to the future success of the business, in an increasingly competitive market.

    The Committee's judgments about the appropriate levels of compensation opportunities and payments to executives are considered in the context of competitive practices among a comparison group of companies. The companies used for compensation comparison purposes are primarily media companies and, for the CEO, a comparison is also done against a broad cross-section of non-manufacturing companies. The non-manufacturing comparison group includes most of the Company's peer group competitors shown in the Total Stockholder Return graph on page B-9, as well as other companies that are engaged in the media industry and information research business.

    Using this comparison data, the Committee generally positions executive pay opportunities halfway between the median and 75th percentile of the media industry, which is the Company's primary source for talent and retention. The CEO is benchmarked against the media industry and non-manufacturing company medians, since the CEO labor market is broader than the media industry.

    COMPONENTS OF THE COMPENSATION PROGRAM

    The compensation package for executives comprises base salary, annual cash incentives and long-term incentives in the form of stock options.

    BASE SALARY. The base salaries of executives compensate for ongoing performance of assigned responsibilities. In determining whether to adjust the base salary of an executive, including the Chief Executive Officer, the Committee takes into account salaries paid for comparable positions at the other compensation comparator companies, changes in the executive's responsibilities, the individual performance of the executive and the Company's compensation philosophy.

    ANNUAL INCENTIVES. The Annual Incentive Plan rewards the executives listed in the Summary Compensation Table for the financial results achieved for the year. Incentive payouts are dependent on the level of achievement of financial targets set at the beginning of the plan year. Financial targets for 1998 were based on the Company's revenue, operating earnings and cash flow. Prospectively, qualitative goals such as customers' satisfaction or new product delivery may be included as measures of executive performance. No award is earned with respect to a performance measure unless a performance "floor" for that measure is exceeded; the award opportunity with respect to a measure is earned if the performance target is achieved; achievement between the floor and the target results in a lower award with respect to that performance measure. An amount larger than the award opportunity for each performance measure can be earned, up to a specified limit, for exceeding the target for that measure. In 1998, the Company's overall performance exceeded financial targets; accordingly, incentive awards paid in early 1999 exceeded target award opportunities.

    STOCK OPTIONS. Stock options serve to reward executives in the same manner as our stockholders benefit, because options only have value to executives when the Company's stock price increases. In 1998, executives were granted options with a life of ten years that vest proportionately over three years, and have an exercise price equal to the fair market value of the Common Stock on the grant date. The number of options granted in 1998 was determined based primarily on the competitive practices of our compensation comparator companies but also reflected individual performance and expected future contributions.

    CEO COMPENSATION. Mr. Dimling participates in the executive compensation program described in this Report of the Compensation and Benefits Committee. In 1998, Mr. Dimling's base salary was increased to reflect his new position as the Chief Executive Officer of a publicly-traded company and the higher competitive salary levels for positions comparable to his new position paid in our compensation comparator companies. Mr. Dimling's financial targets for earning his annual incentive, as determined by the Committee, were based on the same three measures as for the other senior executives with overall corporate responsibility--the Company's consolidated revenue, operating income and cash flow for 1998. The Committee gave different weights to each measure in determining the bonus to be earned, based on how it viewed their relative importance in rewarding improvement in annual results. Because the Company's results for 1998 were above the annual incentive targets established at the beginning of the year, the incentive payment to Mr. Dimling shown in the Summary Compensation Table was higher than his target award opportunity. Mr. Dimling and the other senior corporate executives also received a payment in addition to the incentive opportunity based on the Company's achievement of an earnings-per-share target established at the beginning of 1998. Mr. Dimling received a grant of 75,000 stock options in 1998.

    The Committee believes Mr. Dimling's current compensation is fully consistent with our philosophy on executive compensation, and appropriate in view of our performance as indicated in the Total Stockholder Return graph on page B-9. The graph compares the Company's cumulative total return since the Company's shares began trading independently in June of 1998 to a performance peer group of five information and service providers and to the Standard & Poor's Midcap 400 Index.

    TAX DEDUCTIBILITY. Under Section 162(m) of the Internal Revenue Code (the "Code"), the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to its Chief Executive Officer and the other four most highly compensated senior executives. For 1998 and 1999, none of the compensation paid to these executives (other than amounts to be paid as a result of the transactions contemplated by the Merger Agreement) is expected to exceed the Code limitations. The Committee intends to maximize the deductibility of executive compensation, but also to compensate executive officers in a manner commensurate with performance and the competitive environment for executive and creative talent. As a result, some portion of compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible by the Company in the future.

    COMPENSATION AND BENEFITS COMMITTEE

       M. Bernard Puckett, Chairman
       James R. Craigie
       Michael D. Moore

             COMPARISON OF TOTAL STOCKHOLDER RETURN OF THE COMPANY,
               S&P MIDCAP 400 INDEX AND THE COMPANY'S PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         6/23/98    6/30/98    7/31/98    8/31/98    9/30/98   10/31/98   11/30/98   12/31/98
The Company                   100     101.36       90.4      65.75      74.88     103.65     109.58     131.49
S&P Midcap 400 Index          100      95.13      91.44      74.42      81.37      88.64      93.06      104.3
Peer Group                    100     102.99       89.7      72.18      79.48      80.94      85.76      88.57

                                          6/23/98     6/30/98     7/31/98      8/31/98      9/30/98     10/31/98     11/30/98
                                        -----------  ---------  -----------  -----------  -----------  -----------  -----------
The Company...........................         100      101.36       90.40        65.75        74.88       103.65       109.58
S&P Midcap 400 Index..................         100       95.13       91.44        74.42        81.37        88.64        93.06
Peer Group............................         100      102.99       89.70        72.18        79.48        80.94        85.76

                                         12/31/98
                                        -----------
The Company...........................      131.49
S&P Midcap 400 Index..................      104.30
Peer Group............................       88.57

    This graph compares the total stockholder return of the Company, the Standard & Poor's Midcap 400 Index and a group of the Company's peer companies from June 23, 1998, the first day of when-issued trading in the Company's Common Stock, until December 31, 1998. The calculation assumes $100 was invested on June 23, 1998 and that any dividends were reinvested. Since there is no widely recognized standard industry group comprising the Company and peer companies, a group of companies representing a range of proprietary data providers was used. The performance peer group consists of ACNielsen Corporation, The Dun & Bradstreet Corporation, Gartner Group, Inc., Information Resources, Inc. and Primark Corporation.

EXECUTIVE COMPENSATION TABLES

    In addition to the annual compensation of the Company's five most highly compensated executive officers, the following tables show six months of 1998 and full-year 1997 compensation for certain executives who resigned from Cognizant, the former name of the Company, upon Cognizant's spin-off of certain businesses on July 1, 1998 (the "Spin-Off"), in accordance with rules of the Securities and Exchange Commission.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                                          --------------------------
                                                       ANNUAL COMPENSATION                          AWARDS
                                          ----------------------------------------------  --------------------------
                                                                                OTHER     RESTRICTED    SECURITIES
                                                                               ANNUAL        STOCK      UNDERLYING
                                                                               COMPEN-     AWARD(S)      OPTIONS/
                                                      SALARY     BONUS(1)     SATION(2)       (3)         SARS(4)
NAME AND PRINCIPAL POSITION                 YEAR        ($)         ($)          ($)          ($)           (#)
----------------------------------------  ---------  ---------  -----------  -----------  -----------  -------------
John A. Dimling.........................       1998    336,800     254,102            0            0        75,000
President and Chief Executive Officer...       1997    303,000     181,662            0            0             0

Thomas W. Young(6)......................       1998    256,667     165,462            0            0        30,000
Executive Vice President and Chief
  Financial Officer.....................       1997          0           0            0            0             0

Barry P. Cook...........................       1998    231,750     125,633            0            0        30,000
Senior Vice President and Chief
Research Officer........................       1997    212,167     109,165            0            0             0

Stuart J. Goldshein.....................       1998    216,800      96,323            0            0        15,000
Vice President and Controller...........       1997    211,500     105,746            0            0             0

Stephen J. Boatti.......................       1998    199,700     101,641            0            0        20,000
Senior Vice President, Chief Legal
  Officer and Secretary.................       1997    188,100      98,226            0            0             0


                                              PAYOUTS
                                          ---------------
                                               LONG-
                                               TERM         ALL OTHER
                                             INCENTIVE       COMPEN-
                                              PAYOUTS       SATION(5)
NAME AND PRINCIPAL POSITION                     ($)            ($)
----------------------------------------  ---------------  -----------
John A. Dimling.........................             0         10,537
President and Chief Executive Officer...             0         19,682
Thomas W. Young(6)......................             0          3,750
Executive Vice President and Chief
  Financial Officer.....................             0              0
Barry P. Cook...........................             0          7,163
Senior Vice President and Chief
Research Officer........................             0         11,454
Stuart J. Goldshein.....................             0          7,116
Vice President and Controller...........             0         10,508
Stephen J. Boatti.......................             0          6,314
Senior Vice President, Chief Legal
  Officer and Secretary.................             0          9,585

    The following officers resigned from the Company's predecessor, Cognizant, in connection with the Spin-Off on July 1, 1998. The 1998 amounts shown are for compensation through June 30, 1998.

Robert E. Weissman......................       1998    387,500    561,715           0            0             0               0
Former Chairman and Chief
  Executive Officer.....................       1997    750,000  1,007,100       1,006            0             0               0

Victoria R. Fash........................       1998    300,000    250,446      75,700            0             0               0
Former Executive Vice President
  and Chief Financial Officer...........       1997    375,000    349,128           0      268,938             0               0

Alan J. Klutch..........................       1998    162,500    177,888           0            0             0               0
Former Senior Vice President-Finance....       1997    325,000    303,473           0            0             0               0

Robert E. Weissman......................      28,534
Former Chairman and Chief
  Executive Officer.....................      72,568
Victoria R. Fash........................      13,513
Former Executive Vice President
  and Chief Financial Officer...........      19,655
Alan J. Klutch..........................      11,538
Former Senior Vice President-Finance....      22,637

------------------------------

(1) The bonus (annual incentive) awards were earned in the year indicated and paid in the following year.

(2) The value of certain personal benefits is not included since it does not exceed $50,000 for any named executive officer. The amount shown for Ms. Fash represents an allowance for incidentals associated with an international assignment.

(3) The amount shown for Ms. Fash represents the dollar value of restricted stock on the date of the grant. This grant was a special one-time award made by Cognizant and was forfeited upon Ms. Fash's resignation.

(4) All the options in this table are without tandem stock appreciation rights.

(5) Amounts shown represent aggregate annual company contributions for the account of each named executive officer under the Nielsen Media Research, Inc. Savings Plan (the "Savings Plan") and Savings Benefit Equalization Plan (the "SBEP"), plans that are open to employees of the Company and certain subsidiaries. The Savings Plan is a tax-qualified defined contribution plan and the SBEP is a non-qualified plan that provides a benefit to participants in the Savings Plan equal to the amount of Company contributions that would have been made to the participant's Savings Plan accounts but for certain Federal tax laws.

(6) Mr. Young joined the Company in February 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   NUMBER OF
                                                  SECURITIES        % OF TOTAL
                                                  UNDERLYING       OPTIONS/SARS                               GRANT DATE
                                                 OPTIONS/SARS       GRANTED TO      EXERCISE OR                 PRESENT
                                                  GRANTED(1)       EMPLOYEES IN     BASE PRICE   EXPIRATION    VALUE(2)
NAME                                                  (#)           FISCAL YEAR      ($/SHARE)      DATE          ($)
----------------------------------------------  ---------------  -----------------  -----------  -----------  -----------
John A. Dimling...............................        75,000              6.29         16.4375     12/15/08      291,650
Thomas W. Young...............................        30,000              2.52         16.4375     12/15/08       27,099
Barry P. Cook.................................        30,000              2.52         16.4375     12/15/08       27,099
Stuart J. Goldshein...........................        15,000              1.26         16.4375     12/15/08       13,549
Stephen J. Boatti.............................        20,000              1.68         16.4375     12/15/08       18,066

    The following officers resigned from the Company's predecessor, Cognizant, in connection with the Spin-Off on July 1, 1998. Amounts shown are for grants through June 30, 1998.

Robert E. Weissman............................             0               N/A             N/A          N/A          N/A
Victoria R. Fash..............................             0               N/A             N/A          N/A          N/A
Alan J. Klutch................................             0               N/A             N/A          N/A          N/A

------------------------------

(1) Amount shown represents the number of non-qualified stock options, without tandem stock appreciation rights ("SARs"), granted in 1998. The options may not be exercised for at least one year after grant and may then be exercised in installments of one-third of the grant amount each year until they are 100% vested. Payment must be made in full upon exercise in cash or Common Stock. The option holder may elect to have shares of Common Stock issuable upon exercise withheld by NMR to pay withholding taxes due.

(2) Grant date present value is based on the Black-Scholes option valuation model, which makes the following material assumptions for the December 16, 1998 grant: an expected stock-price volatility factor of 30%, a risk-free rate of return of 4.63%, an annual dividend yield of 0%, an assumed time of exercise of three years from grant date, and a reduction of approximately 9.7% to reflect the probability of forfeiture due to termination prior to vesting. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the option will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information as to option exercises by each of the named executive officers during 1998 and the value of unexercised in-the-money stock options at year-end.

                                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                         UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                 SHARES                     OPTIONS/SARS AT               OPTIONS/SARS
                                                ACQUIRED      VALUE      FISCAL YEAR-END(1)(#)      AT FISCAL YEAR-END(2)($)
                                                  UPON      REALIZED   --------------------------  --------------------------
NAME                                            EXERCISE       ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------------------  -----------  ---------  -----------  -------------  -----------  -------------
John A. Dimling..............................     244,672   $ 922,644     184,522       706,643     $1,819,823   $ 6,353,236
Thomas W. Young..............................           0           0           0       235,458             0    $ 1,307,606
Barry P. Cook................................     124,564   $ 676,076      62,241       252,576     $ 616,590    $ 2,243,823
Stuart J. Goldshein..........................     107,607   $ 446,137      63,158       223,447     $ 626,851    $ 2,079,734
Stephen J. Boatti............................       9,060   $  48,287     220,808       212,008     $2,335,463   $ 1,925,165

    The following officers resigned from the Company's predecessor, Cognizant, in connection with the Spin-Off on July 1, 1998. Amounts shown are for exercises through June 30, 1998.

Robert E. Weissman(3)........................     796,602   $5,640,886          0         6,666             0    $    26,871
Victoria R. Fash.............................           0           0           0             0             0              0
Alan J. Klutch...............................           0           0           0             0             0              0

------------------------------

(1) No SARs were outstanding at December 31, 1998.

(2) The values shown equal the difference between the exercise price of unexercised in-the-money options and the fair market value of the underlying Company's Common Stock at December 31, 1998. Options are in-the-money if the fair market value of the Company's Common Stock exceeds the exercise price of the option.

(3) The amount of unexercised options shown for Mr. Weissman represents options granted to him after the Spin-Off as a director of the Company.

RETIREMENT BENEFITS

    Retirement benefits for the named executive officers are determined under the the Company's Retirement Plan and the the Company's Retirement Excess Plan. Under these plans, the Company contributes 6% of the participant's compensation monthly to the participant's cash balance in the plan. The cash balance earns monthly investment credits based on the yield on 30-year Treasury bonds from time to time. Compensation, for the purpose of determining retirement benefits, consists of base salary, annual bonuses, commissions and overtime pay. Severance pay, income derived from equity-based awards, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table above are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year but paid in the current year are part of retirement compensation in the current year and current year's bonuses accrued and included in the Summary Compensation Table are not. For 1998, compensation for purposes of determining retirement benefits for the named executive officers differed by less than 10% from the amounts shown in the Summary Compensation Table.

    These plans also include a minimum monthly benefit for certain employees who had attained age 50 and had earned five years of service as of October 31, 1996, including Messrs. Dimling and Cook. The minimum benefit is equal to the excess of (i) 1.7% of final average compensation multiplied by years of credited service not in excess of 25, plus 1.0% of average final compensation multiplied by years of credited service in excess of 25, over (ii) 1.7% of the primary Social Security insurance benefits multiplied by years of credited service not in excess of 25, plus 0.5% of the primary Social Security insurance benefits multiplied by years of credited service in excess of 25. Final average compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last 10 consecutive twelve-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years of service.

    The estimated annual benefits upon retirement at age 65 for Messrs. Dimling, Cook, Goldshein and Boatti are $96,185, $34,361, $41,151 and $29,122,
respectively. These amounts include benefits payable under predecessor qualified plans of The Dun & Bradstreet Corporation that would be deducted from the amount payable under these plans. The estimated annual retirement benefits payable at age 65 are based on 1998 recognized earnings, assuming no future increases in such earnings. For Messrs. Boatti and Goldshein, the assumed investment credit on cash balances is 5.5417% per annum, and the assumed annuity conversion rate at age 65 is 5.15%. The actual investment credit and annuity conversion rate may vary from these rates. In 1998, Mr. Young was not eligible to participate in the Retirement Plan or the Retirement Excess Plan.

CHANGE-IN-CONTROL AGREEMENTS

    The Company has entered into agreements with the executive officers named in the Summary Compensation Table above (as well as with other officers and key employees of the Company and its subsidiaries), providing for certain benefits upon termination of employment in the event of a Change in Control (as defined below) of the Company. If, following a Change in Control, the employment of a named executive officer is terminated without cause or he or she terminates employment for "good reason" (generally, an adverse change in employment status, compensation or benefits, a required relocation or the lapse of 12 months following the Change in Control), the officer will receive a lump sum payment equal to three times (for Mr. Dimling and Mr. Young), two times (for Mr. Cook and Mr. Boatti) and one and one-half times (for Mr. Goldshein) base salary and annual target bonus, reimbursement for outplacement expenses, life and health insurance coverage for 36 months (for Mr. Dimling and Mr. Young), 24 months (for Mr. Cook and Mr. Boatti) and 18 months (for Mr. Goldshein) after termination, retiree medical coverage, the accelerated vesting of stock options and the accelerated payment of prorated annual and other bonuses. A Change in Control will generally have occurred under the following circumstances: (i) an acquisition by any person of 20% of the combined voting power of the Company's securities, (ii) during any period of twenty-four months a majority of the Board ceases to consist of (x) directors in office at the beginning of such period or
(y) directors whose election was approved by two-thirds of the directors in office at the beginning of the period or by directors whose election was so approved, (iii) the Company's merger or consolidation with another entity (other than one in which the Company's shares outstanding prior to the merger represent 66- 2/3% of the voting power of the surviving company and no shareholder holds 20% or more of such remaining voting power) or (iv) the liquidation or sale of substantially all of the Company's assets. The consummation of the transactions contemplated by the Merger Agreement would constitute a Change in Control under these agreements.

    Pursuant to waivers signed in connection with the Merger Agreement, each executive officer named in the Summary Compensation Table (as well as most of the other officers and key employees with such change in control agreements) has agreed to defer the receipt of the spread value under all currently unvested stock options held by them over a period of two years and agreed to be subject to a noncompetition and nonsolicitation provision for an 18-month period after the termination of employment. In return, if such employee remains employed by the Company for 15 months after the Merger, he or she will be entitled to receive the payment contemplated by his or her change in control agreement.

SEVERANCE ARRANGEMENTS

    The Company's Career Transition Plan and Executive Transition Plan provide severance benefits to employees of the Company (including the executive officers named in the Summary Compensation Table above) and certain of its subsidiaries. These plans generally provide for the payment of severance benefits if the employment of a covered employee terminates by reason of a reduction in force, job elimination, unsatisfactory job performance or a mutually acceptable resignation. In the event of an eligible termination, executives with a base salary between $150,000 and $200,000 will be paid three-quarters of a week of salary continuation for each four weeks of service with the Company, up to a maximum of 20 weeks, except that certain executives who had service with The Dun & Bradstreet Corporation (a predecessor of the Company) receive benefits of 39 weeks. Executives with a base salary of more than $200,000 will be paid one week of salary continuation for each two weeks of service, up to a maximum of 52 weeks. The Chief Executive Officer will be paid 104 weeks of salary and annual bonus continuation. Lower amounts are paid in the event of termination for unsatisfactory performance. In addition, unless termination occurs for unsatisfactory performance, the executive will receive a portion of his or her cash bonus opportunity for the year of termination, prorated based on the number of months worked during that year.

    In addition, the plans provide to eligible terminated executives continued medical, dental and life insurance coverage throughout the salary continuation period, and in certain instances, outplacement services and financial counseling. The Chief Executive Officer may increase or decrease benefits for executives other than the Chief Executive Officer, provided such decision is reported to the Compensation and Benefits Committee of the Board, and that Committee may increase or decrease benefits for the Chief Executive Officer.

COMPENSATION OF DIRECTORS

    CASH COMPENSATION. Beginning July 1, 1998, each director not employed by the Company (other than Mr. Jacobi) was paid a retainer at an annual rate of $25,000 in quarterly installments and each non-employee director who was Chairman of a committee of the Board of Directors was paid an additional retainer at an annual rate of $3,000 in quarterly installments. In addition, each such non-employee director was paid a fee of $1,000 for each Board or committee meeting attended in 1998. Directors who were employed by the Company received no retainers or fees.

    Each non-employee director may elect to have all or a specified part of the retainer and fees deferred until he or she ceases to be a director. Deferred amounts may be credited to the account of directors as deferred cash, which bears interest at prescribed rates, or as deferred share units in an amount equal to the amount of deferred compensation divided by the fair market value of a share of Common Stock on the date the compensation would otherwise have been paid. Deferred share units are credited with dividend equivalents, if any. Fair market value is the average of the high and low trading prices of the Common Stock on the date of determination. Deferred amounts and accrued interest and dividend equivalents are paid in the form of cash or stock, as appropriate, on the first business day of the calendar year following the date of the director's termination of service on the Company's Board.

    Upon the occurrence of a Change in Control (as defined above under "Change-in-Control Agreements") of the Company, the Compensation and Benefits Committee may take such action as it deems necessary or desirable with respect to deferred amounts.

    Mr. Jacobi received no retainer or fees for 1998. As of March 1, 1999, he is paid a retainer for his services as Chairman at an annual rate of $300,000, payable monthly.

    NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN. This plan provides for the granting of stock options and restricted stock to non-employee directors of the Company on such terms as are determined by the Compensation and Benefits Committee of the Board of Directors. On July 8, 1998 the Committee granted each non-employee director 2,147 shares of restricted Common Stock with a fair market value on that date of $13.97, and a stock option to purchase 6,666 shares of Common Stock at an exercise price of $13.97 per share. The restricted shares vest five years after the date of grant. Until the shares vest, the director is not able to sell or dispose of them but is entitled to vote them and receive dividends. These restrictions lapse if the director dies or becomes disabled or, at the Committee's discretion, if the director's service terminates in other circumstances. The stock option expires 10 years after the grant date and vests in six equal installments beginning one year after the grant date. The plan provides for the accelerated vesting of options upon termination of service due to death, disability or retirement.

    Upon the occurrence of a Change in Control (as defined above under "Change-in-Control Agreements") of the Company, the Compensation and Benefits Committee may take such action as it deems necessary or desirable with respect to directors' awards, including acceleration of an award, payment of cash in exchange for cancellation of an award, and/or issuing substitute awards that substantially preserve the value, rights and benefits of previously granted awards. In connection with the Merger Agreement, the Compensation and Benefits Committee approved the acceleration of vesting of all such awards and the payment of cash in exchange for cancellation of such awards.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

    The following table shows the number of shares of the Company's Common Stock beneficially owned by each director of the Company, each executive officer named in the Summary Compensation Table below, all present directors and executive officers as a group and each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock at August 15, 1999 (the "5% Owners"). Stock ownership information is based upon (i) information furnished by such directors and executive officers as of August 15, 1999, and (ii) a Schedule 13G filed by each 5% Owner with the Securities and Exchange Commission (the "SEC"). Please note that, in certain cases, shares required under rules of the SEC to be shown as beneficially owned are shares as to which the indicated person holds only rights to acquire within 60 days through exercise of stock options. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. No director or executive officer of the Company owned more than one percent of the Common Stock. The mailing address for each of the Company's directors and executive officers listed herein is 299 Park Avenue, New York, New York 10171.

  NAME OF BENEFICIAL
         OWNER                      POSITION                   NUMBER OF SHARES AND NATURE OF OWNERSHIP
-----------------------  -------------------------------  ---------------------------------------------------
Stephen J. Boatti        Senior Vice President,                  363  Direct
                           Chief Legal Officer and           220,808  Right to Acquire within 60 Days by
                           Secretary                                    Exercise of Options
                                                             221,171
                                                          ----------
                                                          ----------

Barry P. Cook            Senior Vice President                   236  Direct
                           and Chief Research                 62,241  Right to Acquire within 60 Days by
                           Officer                                      Exercise of Options
                                                              62,477
                                                          ----------
                                                          ----------

James R. Craigie         Director                              2,147(1) Restricted Stock Grant

John A. Dimling          President and Chief                     897  Direct
                           Executive Officer;                184,522  Right to Acquire within 60 Days by
                           Director                                     Exercise of Options
                                                             185,419
                                                          ----------
                                                          ----------

Stuart J. Goldshein      Vice President and                      291  Direct
                           Controller                         63,158  Right to Acquire within 60 Days by
                                                                        Exercise of Options
                                                              63,449
                                                          ----------
                                                          ----------

William G. Jacobi        Chairman; Director                    2,247  Direct
                                                               2,147  Restricted Stock Grant
                                                               4,394
                                                          ----------
                                                          ----------

Peter A. Lund            Director                                500  Direct
                                                               2,147  Restricted Stock Grant
                                                               2,647
                                                          ----------
                                                          ----------

Michael D. Moore         Director                              2,147  Restricted Stock Grant

M. Bernard Puckett       Director                              1,200  Direct
                                                               2,406  Restricted Stock Grant
                                                               3,606
                                                          ----------
                                                          ----------

Ronald Townsend          Director                              1,132  Restricted Stock Grant

Robert E. Weissman       Director                             58,865  Direct
                                                               2,147  Restricted Stock Grant
                                                              61,012
                                                          ----------
                                                          ----------

  NAME OF BENEFICIAL
         OWNER                      POSITION                   NUMBER OF SHARES AND NATURE OF OWNERSHIP
-----------------------  -------------------------------  ---------------------------------------------------
Thomas W. Young          Executive Vice President                 97  Direct
                           and Chief Financial Officer        34,340  Right to Acquire within 60 Days by
                                                                        Exercise of Options
                                                              34,437
                                                          ----------
                                                          ----------

All directors and executive
officers as a group                                          859,354(1)

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, NY 10036                                         4,559,909(2)

First Manhattan Co.
437 Madison Avenue
New York, NY 10022                                         4,814,138(3)

FMR Corp.
82 Devonshire Street
Boston, MA 02109                                           8,343,895(4)

Arnhold and S. Bleichroeder, Inc.
1345 Avenue of the Americas
New York, NY 10105                                         3,517,332(5)

AXA Assurances I.A.R.D. Mutelle
21, rue de Chateaudun
75009 Paris France                                         5,853,216(6)

AXA Assurances Vie Mutuelle
21, rue de Chateaudun
75009 Paris France                                         5,853,216(6)

AXA Conseil Vie Assurance Mutuelle
100-101 Terrasse Boieldieu
92042 Paris La Defense France                              5,853,216(6)

AXA Courtage Assurance Mutuelle
26, rue Louis le Grand
75002 Paris France                                         5,853,216(6)

AXA
9 Place Vendome
75001 Paris France                                         5,853,216(6)

The Equitable Companies Incorporated
1290 Avenue of the Americas
New York, New York 10104                                   5,805,022(6)

------------------------
(1) Includes all shares beneficially owned regardless of nature of ownership, and all rights to acquire shares within 60 days. Represents 1.49% of the outstanding Common Stock as of August 18, 1999.

(2) Morgan Stanley Dean Witter & Co. ("Morgan") and its wholly owned subsidiary Morgan Stanley Dean Witter Investment Management Inc. ("MSDW") jointly filed a Schedule 13G with the SEC on February 8, 1999. This Schedule 13G states that Morgan and MSDW, registered investment advisers, beneficially owned at December 31, 1998, 4,559,909 shares, representing approximately 8.15% of the Common Stock outstanding at that date. Morgan and MSDW have shared dispositive power over all of the shares owned by them and shared voting power over 3,765,580 of such shares.

(3) First Manhattan Co. filed a Schedule 13G with the SEC on February 11, 1999. This Schedule 13G states that First Manhattan Co., a registered broker-dealer and investment adviser, beneficially owned at December 31, 1998, 4,814,138 shares of Common Stock, representing approximately 8.6% of the Common Stock outstanding at that date. This amount includes 137,032 shares owned by family members of general partners of First Manhattan Co. as to which First Manhattan Co. disclaims dispositive power over 10,516 shares and disclaims beneficial ownership of 126,516 shares. First Manhattan Co. has sole voting power over 65,515 shares, shared voting power over 4,305,043 shares, sole dispositive power over 65,515 shares and shared dispositive power over 4,748,623 shares.

(4) FMR Corp. ("FMR"), Edward C. Johnson 3d ("E.C. Johnson") and Abigail P. Johnson ("A.P. Johnson") jointly filed a Schedule 13G with the SEC on February 12, 1999. This Schedule 13G states that FMR, E.C. Johnson and A.P. Johnson beneficially owned at December 31, 1998, 8,343,895 shares of Common Stock, representing approximately 14.9% of the Common Stock outstanding at that date. Of these shares, 7,187,406 shares are beneficially owned by FMR's wholly-owned subsidiary Fidelity Management and Research Company ("Fidelity"), a registered investment adviser. E.C. Johnson, FMR and the registered investment companies advised by Fidelity (the "Fidelity Funds") each has the sole dispositive power over 7,186,606 of these shares, and the Fidelity Funds have the sole voting power over these shares. FMR, Fidelity International Limited ("FIL") and Fidelity American Special Situations Trust, a unitrust advised by a subsidiary of FIL, each has the sole voting and dispositive power over 1,400 of the 7,187,406 shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR and a bank, beneficially owns 1,108,924 shares, as to which E.C. Johnson and FMR each has sole dispositive power, and as to 1,056,782 shares of which each has sole voting power. FIL beneficially owns an additional 47,565 shares, over which it has the sole voting and dispositive power. FIL, formerly a subsidiary of FMR, was voluntarily included in FMR's Schedule 13G filing.

(5) Arnhold and S. Bleichroeder, Inc. ("A&SB") filed a Schedule 13G with the SEC on February 16, 1999. This Schedule 13G states that A&SB, a registered investment adviser, beneficially owned at December 31, 1998, 3,517,332 shares of Common Stock, representing approximately 6.29% of the Common Stock outstanding at that date. A&SB has sole voting power over 3,515,832 shares, shared voting power over 1,500 shares, and sole dispositive power over all the shares owned by it.

(6) The Equitable Companies Incorporated ("Equitable"), AXA, which beneficially owns a majority interest in Equitable and the Mutuelles AXA ("Mutuelles"), which as a group control AXA, jointly filed a Schedule 13G with the SEC on July 12, 1999. This schedule 13G states that AXA and Mutuelles beneficially owned at June 30, 1999, 5,853,216 shares of Common Stock, representing 10.3% of the Common Stock outstanding at that date. Of these shares 4,244,622 are beneficially owned by Equitable's subsidiary, Alliance Capital Management L.P., a registered investment adviser ("Alliance"). Alliance has the sole dispositive power over these shares, and has the sole voting power over 2,394,800 of these shares. 1,483,600 of the shares are beneficially owned by Equitable's subsidiary, The Equitable Life Assurance Society of the United States, a registered investment adviser and a registered broker-dealer ("Equitable Life"). Equitable Life has the sole dispositive power over these shares, and has the sole voting power over 1,200,500 of these shares. 68,150 of the shares are beneficially owned by Equitable's subsidiary, Wood, Struthers & Winthrop Management Corporation, a registered investment adviser. 8,650 of the shares are beneficially owned by Equitable's subsidiary, Donaldson, Lufkin & Jenrette Securities Corporation, a registered investment adviser and a registered broker-dealer ("DLJ"). DLJ has the sole dispositive power over 775 of these shares. 1,000 of the shares are beneficially owned by AXA's subsidiary, Sun Life & Provincial Holdings PLC (U.K.) ("Sun Life"). Sun Life has the sole dispositive and voting power over these shares. 47,194 of the shares are beneficially owned by AXA's subsidiary, AXA Rosenberg (U.S.) ("Rosenberg"). Rosenberg has the sole voting power over 34,162 of these shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company knows of no person who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during 1998.

                                                                      SCHEDULE I

                                PARENT DESIGNEES

                                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME                                                      POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------------------------------  --------------------------------------------------------

Thomas A. Mastrelli.....................................  Mr. Mastrelli is the sole director and President of
                                                          Purchaser. Mr. Mastrelli has been Chief Operating
                                                          Officer of Parent since January 1, 1999. From April 16,
                                                          1998 to December 31, 1998, Mr. Mastrelli served as
                                                          Executive Vice President and General Manager of Parent.
                                                          Beginning in 1981 he was a partner at the public
                                                          accounting and consulting firm of Leslie Sufrin and
                                                          Company.

James Ross..............................................  Mr. Ross is the Vice President and General Counsel of
                                                          Purchaser. Mr. Ross has been Vice President, General
                                                          Counsel and Secretary of Parent for the past five years.

Gerald S. Hobbs.........................................  Mr. Hobbs has been Chairman of the Board of Directors and Chief Executive Officer of Parent since 1994. Mr.
                                                          Hobbs has served as a member of the Executive Board of
                                                          Directors of VNU since 1998.

Mr. Rob F. Van Den Bergh................................  Member of Executive Board of Directors of Parent. Mr.
                                                          Van der Bergh has served as the Vice Chairman of the
                                                          Executive Board of Directors of VNU since 1998. During
                                                          the past five years, he has served on the Supervisory
                                                          Boards of Directors of Philips Nederland, CVI, Boompers
                                                          and Scoot UK.
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